EXHIBIT 99.2

Occidental Petroleum Corporation

DR. RAY R. IRANI

Chairman and Chief Executive Officer

– Conference Call –

Third Quarter 2005 Earnings Announcement

October 31, 2005

Los Angeles, California

Good morning and thank you for joining us.

High commodity prices, supported by strong oil and gas industry fundamentals, have been key contributors to another record quarter for Oxy and the best nine months in our history Steve Chazen will discuss our financial results in detail shortly. But first, I'd like to focus briefly on the steps we've taken recently to enhance both our near term financial and operational performance and our potential for above average long term production growth.

On September 1st, we replaced Royal Dutch Shell as the operator of the Mukhaizna oil field in Oman As we announced earlier this year, we and our partners plan to invest in excess of $2 billion to implement a large-scale steam flood to increase gross production from the current level of about 10,000 barrels per day to approximately 150,000 barrels per day within the next few years. Current plans call for the recovery of approximately one billion barrels over the life of the project.

In late September, we lifted our first cargo of Libyan crude oil since returning to our historic contract areas after an absence of nearly twenty years. According to our current estimate, we expect our Libyan operations will account for approximately 22,000 barrels per day of Oxy's year-end

2005 production exit rate. That's 7,000 to 10,000 barrels per day higher than our initial estimates.

Since we were awarded nine blocks during Libya's first bid round last January, we have been conducting technical evaluations of our holdings. We expect to begin shooting seismic in the next couple of weeks and anticipate drilling our first exploration well in mid-2006.

I should also point out that work is proceeding on schedule for the massive Dolphin gas project, with first gas expected at the end of 2006. We expect this project to achieve gross production of approximately 2 billion cubic feet per day in 2007.

Earlier this month, we announced the acquisition of Vintage Petroleum for a combination of cash and Oxy stock valued at approximately $3.8 billion. This acquisition is consistent with our strategy of focusing on oil and gas assets with growth potential located in our three core geographic areas of the U.S., Latin America and the Middle East. In addition, these assets are a good operational fit with our technical experience of enhancing oil and gas recovery from fields already in production.

In announcing the Vintage acquisition, we also announced our intent to repurchase 9 million Oxy shares.

As you know, our business strategy also calls for maintaining a strong balance sheet. During the year, we have paid off $890 million of debt, bringing our debt to capitalization ratio down to the teens. In announcing the Vintage acquisition and share repurchase program, we said we would finance these transactions from cash on hand at the end of the third quarter, plus cash we expect to generate in the current quarter. Following the announcement, the four major rating agencies reaffirmed Oxy's "Single A" rating.

Earlier this month we also announced a 16 percent dividend increase, raising the quarterly dividend to 36-cents per share, for an annual rate of $1.44 per share. That's the fourth time since 2002 that we have increased the dividend. The board of directors evaluates the dividend policy annually as part of our commitment to enhance total returns to our stockholders.

I'll now turn the call over to Steve Chazen.

Occidental Petroleum Corporation

STEPHEN CHAZEN

Senior Executive Vice President and Chief Financial Officer

– Conference Call –

Third Quarter 2005 Earnings Announcement

October 31, 2005

Los Angeles, California

Thank you, Ray.

Net income for the third quarter was $1.747 billion, or $4.32 per share. This is more than double the $758 million, or $1.91 per share, we earned in last year's third quarter. This year's results were affected by a $463 million after tax gain resulting from Valero's acquisition of Premcor, a $335 million tax benefit from the reversal of tax reserves and a $98 million after tax write-off of chemical plants. Our Premcor stock had an average cost of $10.75 per share. The Valero acquisition had a cash and stock value of almost $89 per share. Included in the above is a realized pre-tax gain of $22 million from the sale of all but 500,000 shares received from Valero.

Core earnings, which exclude the impact of the sale of Premcor shares, the tax reversal, the chemicals write down and other hurricane-related and debt charges, were $1.089 billion, or $2.69 per share. This compares favorably to the $759 million, or $1.92 per share, we earned in the same period last year. Our strong performance was driven by three items - higher energy prices, improved chemical earnings and lower interest expense.

Here's the segment breakdown for the third quarter.

•	Oil and gas core earnings were a record $1.77 billion. This was approximately 45 percent higher than the $1.22 billion in core earnings during the same period a year ago. The price for West Texas Intermediate crude oil increased by 44 percent compared to last year. This year's results were driven by higher energy prices that were partially offset by higher costs and increased DD&A.

•

During our conference call at the end of the second quarter, we said we expected worldwide oil and gas production to average about 570,000 equivalent barrels per day, depending on the weather in the Gulf of Mexico and product prices which affect our production sharing contracts in Oman, Qatar, Yemen and Long Beach. As a result of higher oil prices and the hurricanes in the Gulf, production averaged 562,000 barrels of oil equivalent per day, which was 1.3 percent higher than the second quarter.

•

Production during the quarter reflects the loss of 5,000 equivalent barrels per day due to 37 days of downtime at Horn Mountain in the Gulf of Mexico. In addition, higher product prices reduced our net volumes from our production sharing contracts by about 8,000 barrels per day compared to the second quarter. The total production loss for the quarter averaged 13,000 equivalent barrels per day compared to last quarter.

•

The price of WTI for the quarter increased to $63.19 per barrel from $43.87 per barrel in last year's third quarter. Oxy's realized oil price for the quarter was $55.04 per barrel compared to $37.87 per barrel in last year's third quarter, which represents an increase of 45 percent.

•	Exploration costs for the quarter were $55 million.
•	The chemical segment's core earnings were $167 million compared to third quarter 2004 earnings of $141 million. This year's reported third quarter chemical results had $164 million of pre-tax charges, including $159 million for plant write-offs and $5 million for hurricane related increases in insurance costs.
•

Our chemical operations were hurt by high natural gas prices. Product prices have not risen fast enough to keep pace with rising energy and ethylene costs. It will take several months to restore margins to pre-hurricane levels.

•

After consolidating the Vulcan acquisition, we decided to close our least competitive plants and upgrade our remaining operations. As a result, we permanently closed two plants in Deer Park and Ingleside, Texas that had previously been idled. We're also shutting down a third plant operating in Delaware City, Delaware, which is a chlor-alkali facility. These closures will reduce our capacity by 10 percent and U.S. capacity by 3 percent. Netting the capacity losses from these plants against the gain from the Vulcan acquisition, our net capacity will increase by 11 percent to 3.65 million tons per year of chlorine.

•

We record the equity earnings from our investment in Lyondell Chemical Company in corporate "Other". Our sale of Lyondell shares in the second quarter reduced Oxy's Lyondell holdings to 30.3 million shares. Lyondell reported their third quarter results which included a charge against earnings for an impairment and hurricane insurance costs. Lyondell treated the charge as an unusual item — and we included it in "Non-Core".

•

Our net interest expense declined to $40 million for the quarter, excluding $30 million related to buying back debt. This compares to net interest expense for the third quarter of 2004 of $54 million, which excludes $5 million related to debt retirement.

•

We have adopted SFAS 123(R) in the third quarter which changes the way the company accounted for its stock based compensation. Since most of Oxy's existing stock-based compensation was already recorded in the income statement, we decided to adopt SFAS 123(R) early, so that the remaining awards are accounted for in a consistent manner. The cumulative effect of adopting this statement was immaterial.

Let me now turn to Occidental's performance through the first nine months.

•	Net income was $4.129 billion, compared to $1.826 billion the first nine months last year.
•	Over the nine months, Oxy's annualized return on equity was 45 percent, and our annualized return on capital employed was 36 percent.
•	Core earnings were a record $2.8 billion — or almost $1 billion higher than the comparable period last year.
•	Oil and gas core earnings were $4.47 billion, which represents a $1.36 billion increase over the first nine months in 2004.
•	Oil and gas production for the first nine months averaged 561,000 equivalent barrels per day, compared to 569,000 equivalent barrels per day during the comparable period last year.
•

During the first nine months of this year, Horn Mountain's production averaged 10,000 equivalent barrels per day less than last year due primarily to the impact of the hurricanes, as well as scheduled downtime for maintenance.

•

In addition, our net production volumes under our production sharing contracts over nine months were negatively affected by the robust price environment in 2005. If prices had remained at their 2004 levels, our net production volumes under these contracts would have been 13,000 equivalent barrels per day higher than last year.

•	On the plus side, 2005 includes an average of 13,000 equivalent barrels per day from recent Permian acquisitions, the largest of which was concluded in late May.
•

WTI averaged $55.40 per barrel compared with $39.11 for the comparable period last year, which represents an increase of nearly 42 percent. Occidental's realized oil price was $47.39 per barrel compared to $33.78 per barrel in 2004.

•

Our oil and gas production costs have increased by approximately $1.50 per barrel compared to the average costs for last year. Approximately 50 percent of the increase was a result of higher energy prices pushing up utility, gas plant and CO2 costs, along with property and severance taxes. The remaining cost changes were the result of increased workover, maintenance and other costs.

•

In chemicals, core earnings were $606 million, which represents a $317 million — or 110 percent — improvement compared to the first nine months of last year. This is due to higher margins for our products which were caused by higher sales prices for caustic and polyvinyl chloride. These increases were partially offset by higher feedstock and energy costs.

•	Our net interest expense, excluding debt retirement charges, for the first nine months declined to $137 million — compared to $176 million for the same period last year.
•	Capital spending was $607 million for the quarter and $1.66 billion for the first nine months.
•	Cash flow from operations for the nine-month period was $3.7 billion.
•	Since the beginning of the year, we have reduced Oxy's total debt by approximately $890 million, to $3 billion at the end of the quarter.
•	During the first nine months, stockholders' equity had grown by $3.4 billion, to $13.9 billion - and the company had $1.7 billion in cash at the end of the quarter.

As we look ahead in the current quarter -

We expect oil and gas production to average between 580,000 and 590,000 equivalent barrels per day, depending on the following factors.

•

October production at Horn Mountain has already been significantly impacted. The Horn Mountain production facilities and pipelines were not harmed, but damage to infrastructure onshore halted and subsequently limited production. As a result, Oxy's net October production from Horn Mountain is expected to average approximately 6,000 equivalent barrels per day. Production, which is currently averaging 14,500 equivalent barrels per day net to Oxy, remains constrained by ongoing repairs to onshore infrastructure and processing facilities. We would expect our net year-end 2005 production exit rate to be approximately 17,500 equivalent barrels per day.

•

Production also will continue to be impacted by product prices that affect our production sharing contracts. In this product price range for the current quarter, each dollar per barrel change in the price of oil impacts production by approximately 700 barrels per day.

•

We also made a small Permian acquisition in the third quarter, which is mostly gas. The benefit of this incremental production of 4,000 equivalent barrels per day will be realized in the current quarter.

•

We have two liftings scheduled for Libya in November and December that are expected to total 2 million barrels, reflecting average production from Libya for the fourth quarter of approximately 22,000 barrels per day.

With regard to prices -

•	Each dollar per barrel change in oil prices impacts Oil and Gas segment fourth quarter earnings by about $37 million before the impact of foreign income taxes.
•

A swing of 10-cents per million BTUs in gas prices has a $5 million impact on quarterly segment earnings. Our realized domestic gas price in the fourth quarter is expected to be $9.95 per million cubic feet compared to $6.33 in the third quarter.

Additionally -

•	Exploration expense for the quarter is estimated to be about $90 million.
•

In the chemical business, the fourth quarter is typically the weakest quarter due to seasonal factors. Fourth quarter feedstock and energy costs will be higher than in the third quarter. We have not yet been able to pass along all of the recent increase in feedstock and energy costs in our product prices. As a result of these factors, we expect a weaker quarter for our chemical business, with earnings in the range of $90 to $120 million.
•	We expect total capital spending for the year to be approximately $2.4 billion — with oil and gas accounting for more than 90 percent of the expenditures.
•	Fourth quarter interest expense is expected to be approximately $30 million.
•

Our worldwide effective tax rate for the third quarter was 41 percent, and we expect the rate to remain unchanged for the rest of this year. Both our U. S. and foreign tax rates are included in the "Investor Relations Supplemental Schedule".

Copies of the press release announcing our third quarter earnings and the Investor Relations Supplemental Schedules are available on our website www.oxy.com or through the SEC's EDGAR system.

Now we're ready to take your questions.

See the investor relations supplemental schedules for the reconciliation of non-GAAP items. The United States Securities and Exchange Commission (SEC) permits oil and natural gas companies, in their filings with the SEC, to disclose only proved reserves demonstrated by actual production or conclusive formation tests to be economically producible under existing economic and operating conditions. We use certain terms in this presentation, such as probable, possible and recoverable reserves, that the SEC's guidelines strictly prohibit us from using in filings with the SEC. U.S. investors are urged to consider carefully the disclosure in our form 10-K, available through the following toll-free telephone number, 1-888-OXYPETE (1-888-699-7383) or on the Internet at http://www.oxy.com. You also can obtain a copy from the SEC by calling 1-800-SEC-0330.

Additional Information and Where to Find It

Oxy will file a Form S-4, Vintage will file a proxy statement and both companies will file other relevant documents concerning the proposed merger transaction with the Securities and Exchange Commission (SEC). INVESTORS ARE URGED TO READ THE FORM S-4 AND PROXY STATEMENT WHEN THEY BECOME AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. You will be able to obtain the documents free of charge at the website maintained by the SEC at www.sec.gov. In addition, you may obtain documents filed with the SEC by Oxy free of charge by contacting Christel Pauli, Counsel and Assistant Secretary, Occidental Petroleum Corporation, at 10889 Wilshire Blvd., Los Angeles, California 90024. The documents will also be available online at www.oxy.com.

Participants in the Solicitation

Oxy, Vintage and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Vintage shareholders in connection with the merger. Information about the directors and executive officers of Oxy and their ownership of Oxy stock is set forth in the proxy statement for Oxy's 2005 Annual Meeting of Shareholders. Information about the directors and executive officers of Vintage and their ownership of Vintage stock is set forth in the proxy statement for Vintage's 2005 Annual Meeting of Shareholders. Investors may obtain additional information regarding the interests of such participants by reading the Form S-4 and proxy statement for the merger when they become available. Investors should read the Form S-4 and proxy statement carefully when they become available before making any voting or investment decisions.

Forward-Looking Statements

The matters set forth in this presentation, including statements as to the expected benefits of the Vintage acquisition such as material growth in Oxy's core areas, and other statements identified by such words as "will," "estimates," "expects," "hopes," "projects," "plans," and similar expressions are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties that could significantly affect expected results, including a delay in or failure to obtain required approvals, the possibility that the anticipated benefits from the acquisition cannot be fully realized, the possibility that costs or difficulties related to the integration will be greater than expected, the ability to manage regulatory, tax and legal matters, and the impact of competition. Other risk factors that could cause results to differ materially from those set forth in the forward-looking statements in this presentation include, but are not limited to: changes in tax rates, exploration risks, global commodity pricing fluctuations and supply and demand considerations for oil, gas and chemicals and higher than expected costs. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this presentation. Unless legally required, Oxy undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results may differ from those set forth in the forward-looking statements.

Information contained in this presentation regarding Vintage's production, reserves, results, assets and other information has been taken from Vintage's public filings with the SEC. Oxy makes no representation with respect to the accuracy of this information.